Exhibit 99.1

Energy Recovery Sets Product Revenue Record in the First Quarter

SAN LEANDRO, Calif. - May 6, 2021 - Energy Recovery, Inc. (Nasdaq: ERII) today announced its financial results for the first quarter ended March 31, 2021. The Company posted record-high quarterly product revenue in its core Water segment with 52% growth compared to the first quarter of 2020.

“Today, Energy Recovery is at a key inflection point as we embark on a path of sustainable, disciplined, and diversified growth. First, we must protect and grow our seawater desalination business, which is thriving as our quarterly results show,” said Robert Mao, Chairman of the Board, President, and Chief Executive Officer of Energy Recovery.

Mr. Mao continued, “Second, we are expanding our pressure exchanger technology’s aperture and developing pressure exchanger-based solutions for new industries. We specifically look for markets where we can reduce costs and accelerate customers’ environmental sustainability. I am particularly excited by our progress developing an energy recovery device for carbon dioxide (CO2) commercial refrigeration. The U.S. Environmental Protection Agency just this week announced an accelerated phase out of HFCs which should hasten adoption of CO2 technology in the U.S. in the coming years. Our testing indicates that our solution excels at saving energy where today’s market-leading technology fails – in warmer climates.”

Mr. Mao concluded, “The coming months will be an exciting time for Energy Recovery. Significant growth in our core desalination market, combined with our strong financial position and exciting research and development (“R&D”) results, gives us confidence that the future is bright.”

Financial Results

Three Months Ended March 31,
2021	2020	Variance
(In millions, except net income per share, percentages and basis points)
Product revenue	$28.9	$19.0	52%
License and development revenue	—	2.5	(100%)
Total revenue	$28.9	$21.5	34%

Product gross profit	$20.0	$13.3	50%
Product gross margin	69.0%	70.1%	(110)	bps

Operating expense	$13.8	$15.7	(12%)
Operating income	$6.1	$0.1	4700%

Net income	$6.9	$0.6	1006%
Diluted net income per share	$0.12	$0.01	$0.11

Operating cash flow	$0.1	$(5.9)	$5.9
Cash and investments	$120.0	$93.2	29%

Product Channel Revenue

	Three Months Ended March 31,
	2021	2020	Variance
	(In millions, except percentages)
Megaproject	$23.7	$14.4	64%
Original equipment manufacturer	2.8	3.6	(22%)
Aftermarket	2.4	1.0	142%
Total product revenue	$28.9	$19.0	52%

“Our desalination business drove significant growth in the first quarter, and we continue to work towards a more diversified revenue stream for the future,” said Joshua Ballard, Chief Financial Officer of Energy Recovery. “We also maintained our discipline in OPEX. General and administrative (“G&A”) spend was 4% lower year-over-year, and we reduced our R&D spend over 30% while still making significant progress in our emerging technology projects. With our healthy gross margin, we can both improve profitability and invest in disciplined future growth.”

Segment Reporting
To reflect Energy Recovery’s evolving business, the Company realigned its segment reporting starting in the first quarter of fiscal year 2021 and recast the prior year amounts for comparability. Income and type of expense activities included in the Company’s Water and Emerging Technologies segments and corporate operating expenses are as follows:

Water segment: Includes seawater desalination and industrial wastewater sales and service, SWRO and industrial wastewater R&D and sales & marketing (“S&M”) efforts, other water-related R&D activities, and certain water-related S&M and G&A expenses previously reported under corporate expenses.

Emerging Technologies segment: Includes R&D efforts in continued development of the VorTeq, sales and support of the IsoBoost® in natural gas processing which lowers the energy needed for sour gas treatment, and R&D efforts for new product development outside of desalination and industrial wastewater, and certain emerging technologies-related S&M and G&A activity expenses previously reported under corporate expenses.

Corporate operating expense: Includes certain operating expenses related to corporate activities outside of the operating segments, such as audit and accounting, some corporate legal, Board, and other separately managed general expenses not related to the identified segments.

First Quarter 2021 Business Highlights
Water Segment
•Megaproject and aftermarket channels contributed to strong sales growth while original equipment manufacturer sales remain affected by the global slowdown in tourism and hospitality.
•Product gross margin came within guidance and in-line with recent quarters, primarily due to reduction in average sales prices that began in 2020.
•We announced a joint marketing effort with DuPont Water Solutions, a global leader in purification and specialty-separation technologies, to build awareness of the benefits of pairing our Ultra PX™ energy recovery devices with DuPont membranes in industrial wastewater treatment systems. Our focus remains on marketing and further developing our industrial wastewater customer pipeline in China and India.
•Operating expenses in this segment decreased year-over-year primarily due to lower G&A expenses, in part due to Covid-19 related slowdown in travel and lower other office expenditures. In addition R&D expenses fell year-over-year, but are expected to increase as PX development for industrial wastewater picks up.

Emerging Technologies Segment
•We completed our first live well field trials of the VorTeq™ technology alongside Liberty Oilfield Services and one of the largest independent oil producers in the United States. The VorTeq took part in more than 25 stages on a multi-well pad in New Mexico in the first quarter. Our focus remains on extending the service life of the VorTeq cartridges, a critical hurdle for profitable commercialization.
•Investments continue in pressure exchanger-based incubation initiatives, most notably in our CO2 commercial refrigeration efforts. Our testing indicates that our new PX can process CO2 within the refrigeration cycle more efficiently than existing technologies and the product is undergoing design and testing in preparation for beta tests.
•Operating expenses in this segment decreased year-over-year, primarily due to reduced development expenditures related to the VorTeq, which were partially offset by a shift of R&D investment to our CO2 activities and lower employee-related costs.

Corporate Operating Expenses
•Operating expenses increased year-over-year due primarily to higher employee-related costs largely related to higher share-based compensation expense and legal costs, partially offset by lower recruiting costs related to Energy Recovery’s chief executive officer search in the first quarter of fiscal year 2020.

Bottom Line Summary
On a quarterly basis, we reported a net income of $6.9 million, or $0.12 per diluted share, for the first quarter ended March 31, 2021, compared to a net income of $0.6 million, or $0.01 per diluted share, for the first quarter ended March 31, 2020.

Cash Flow Highlights
The Company finished the first quarter ended March 31, 2021 with cash and cash equivalents of $105.4 million, and short-term investments of $14.6 million, which represents a combined total of $120.0 million.

Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the Company’s belief that the company is embarking on a path of sustainable, disciplined and diversified growth; our ability to develop pressure exchanged-based solutions for new industries; our belief that our carbon dioxide commercial refrigeration solution excels in warmer climates as compared to the market-leading technology; our belief that the Company’s future is bright; our belief that the Company can work towards a more diversified revenue stream for the future; and our belief that the Company is making significant progress in our emerging technology projects. These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates, or projections and are not guarantees of future events or results. Potential risks and uncertainties include any other factors that may have been discussed herein regarding the risks and uncertainties of the Company’s business, and the risks discussed under “Risk Factors” in the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) for the year ended December 31, 2020, as well as other reports filed by the Company with the SEC from time to time. Because such forward-looking statements involve risks and uncertainties, the Company’s actual results may differ materially from the predictions in these forward-looking statements. All forward-looking statements are made as of today, and the Company assumes no obligation to update such statements.

Conference Call to Discuss First Quarter 2021 Financial Results
LIVE CONFERENCE CALL:
Thursday, May 6, 2021, 2:00 PM PDT / 5:00 PM EDT
Listen-only, US / Canada Toll-Free: +1 (877) 709-8150
Listen-only, Local / International Toll: +1 (201) 689-8354
Access code: 13718447

CONFERENCE CALL REPLAY:
Expiration: Sunday, June 6, 2021
US / Canada Toll-Free: +1 (877) 660-6853
Local / International Toll: +1 (201) 612-7415
Access code: 13718447

Investors may also access the live call or the replay over the internet at ir.energyrecovery.com. The replay will be available approximately three hours after the live call concludes.

Disclosure Information
Energy Recovery uses the investor relations section on its website as means of complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Energy Recovery’s investor relations website in addition to following Energy Recovery’s press releases, SEC filings, and public conference calls and webcasts.

About Energy Recovery
Energy Recovery creates technologies that solve complex challenges for industrial fluid-flow markets worldwide. Building on our pressure exchanger technology platform, we design and manufacture solutions that make industrial processes more efficient and sustainable. What began as a game-changing invention for desalination has grown into a global business accelerating the environmental sustainability of customers’ operations in multiple industries. Headquartered in the San Francisco Bay Area, Energy Recovery has manufacturing, research and development facilities across California and Texas with sales and on-site technical support available globally. For more information, please visit www.energyrecovery.com.

Contact
Investor Relations
ir@energyrecovery.com
+1 (281) 962-8105

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2021	December 31, 2020
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$105,431	$94,255
Short-term investments	14,617	20,446
Accounts receivable, net	16,397	11,792
Inventories, net	11,925	11,748
Prepaid expenses and other current assets	4,470	4,950
Total current assets	152,840	143,191
Deferred tax assets, non-current	11,699	11,030
Property and equipment, net	20,734	20,176
Operating lease, right of use asset	15,739	16,090
Goodwill and other intangible assets	12,835	12,839
Other assets, non-current	1,371	988
Total assets	$215,218	$204,314
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,957	$1,118
Accrued expenses and other current liabilities	7,756	11,816
Lease liabilities, current	1,428	1,243
Contract liabilities, current	1,136	1,552
Total current liabilities	12,277	15,729
Lease liabilities, non-current	16,074	16,443
Contract liabilities, non-current	96	88
Other non-current liabilities	431	430
Total liabilities	28,878	32,690

Stockholders’ equity:
Common stock	63	62
Additional paid-in capital	187,083	179,161
Accumulated other comprehensive (loss) income	(20)	53
Treasury stock	(30,486)	(30,486)
Retained earnings	29,700	22,834
Total stockholders’ equity	186,340	171,624
Total liabilities and stockholders’ equity	$215,218	$204,314

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2021	2020
	(In thousands, except per share data)
Product revenue	$28,940	$19,001
Product cost of revenue	8,981	5,684
Product gross profit	19,959	13,317

License and development revenue	—	2,543

Operating expenses:
General and administrative	6,606	6,881
Sales and marketing	2,703	2,138
Research and development	4,502	6,709
Amortization of intangible assets	4	4
Total operating expenses	13,815	15,732
Income from operations	6,144	128

Other income (expense):
Interest income	92	420
Other non-operating expense, net	(10)	(12)
Total other income, net	82	408
Income before income taxes	6,226	536
Benefit from income taxes	(640)	(85)
Net income	$6,866	$621

Net income per share:
Basic	$0.12	$0.01
Diluted	$0.12	$0.01

Number of shares used in per share calculations:
Basic	56,877	55,412
Diluted	58,597	56,542

ENERGY RECOVERY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2021	2020
	(In thousands)
Cash flows from operating activities:
Net income	$6,866	$621
Adjustments to reconcile net income to cash provided by (used in) operating activities
Stock-based compensation	1,913	1,503
Depreciation and amortization	1,347	1,258
Amortization of premiums and discounts on investments	71	220
Deferred income taxes	(669)	(35)
Other non-cash adjustments	(12)	145
Changes in operating assets and liabilities:
Accounts receivable, net	(4,605)	(902)
Contract assets	(183)	(244)
Inventories, net	(186)	(692)
Prepaid and other assets	281	(428)
Accounts payable	821	745
Accrued expenses and other liabilities	(5,182)	(4,511)
Contract liabilities	(408)	(3,552)
Net cash provided by (used in) operating activities	54	(5,872)
Cash flows from investing activities:
Sales of marketable securities	—	4,974
Maturities of marketable securities	5,710	21,195
Purchases of marketable securities	—	(12,855)
Proceeds from sale of assets	5	—
Capital expenditures	(627)	(1,380)
Net cash provided by investing activities	5,088	11,934
Cash flows from financing activities:
Net proceeds from issuance of common stock	6,059	440
Tax payment for employee shares withheld	—	(22)
Net cash provided by financing activities	6,059	418
Effect of exchange rate differences on cash and cash equivalents	(25)	(25)
Net change in cash, cash equivalents and restricted cash	11,176	6,455
Cash, cash equivalents and restricted cash, beginning of year	94,358	26,488
Cash, cash equivalents and restricted cash, end of period	$105,534	$32,943

ENERGY RECOVERY, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)

	Three Months Ended March 31, 2021				Three Months Ended March 31, 2020 (Recasted)
	Water	Emerging Technologies	Corporate	Total	Water	Emerging Technologies	Corporate	Total
	(In thousands)
Product revenue	$28,940	$—	$—	$28,940	$19,001	$—	$—	$19,001
Product cost of revenue	8,981	—	—	8,981	5,684	—	—	5,684
Product gross profit	19,959	—	—	19,959	13,317	—	—	13,317

License and development revenue	—	—	—	—	—	2,543	—	2,543

Operating expenses
General and administrative	1,557	1,166	3,883	6,606	2,079	1,492	3,310	6,881
Sales and marketing	2,164	179	360	2,703	1,676	312	150	2,138
Research and development	501	4,001	—	4,502	902	5,807	—	6,709
Amortization of intangible assets	4	—	—	4	4	—	—	4
Total operating expenses	4,226	5,346	4,243	13,815	4,661	7,611	3,460	15,732

Operating income (loss)	$15,733	$(5,346)	$(4,243)	6,144	$8,656	$(5,068)	$(3,460)	128
Other income, net				82				408
Income before income taxes				$6,226				$536